EXHIBIT 99

[LOGO]


                    SOUTHWEST BANCORP, INC. REPORTS EARNINGS


CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:        (405) 372-2230
RELEASE DATE:     OCTOBER 16, 2003


         October 16, 2003, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company ("Stillwater National"), today reported net income for the first nine months of 2003, of $11.0 million, a 10% increase. Diluted net income per share through September 30, 2003, was $0.90 compared to $0.82 per share for the 2002 period, up 10%. Net income for the third quarter of 2003 was $3.4 million, or $0.28 per common share, which is approximately the same as for the third quarter of 2002, but is lower than the record net incomes established in the first and second quarters of 2003. The decrease in quarter-to-quarter net income resulted from the additional provision for loan losses necessary to restore the allowance for loan losses following a $1.0 million charge-off relating to a single commercial credit. (See "Additional Financial Information-Allowance for Loan Losses and Nonperforming Loans.")

2003 RESULTS AND FOCUS

     o Total assets of $1.5 billion; a 19% increase from September 30, 2002, and a 14% increase from year-end 2002.

     o Portfolio loans of $1.3 billion; a 23% increase from September 30, 2002, and a 17% increase from year-end 2002.

     o Book value per share of $8.93; a 10% increase from September 30, 2002, and a 7% increase from year-end 2002.


                                          YEAR-TO-DATE                         THIRD QUARTER
                                          ------------                         -------------

     o   Net Income:                      $11.0 million; a 10% increase        $3.4 million; a 1%
         decrease

     o   Diluted earnings per share:      $0.90; a 10% increase                $0.28; the same as for
         2002

     o   Dividends per share:             $0.19; a 14% increase                $0.06; the same as for
         2002

     o   Return on average equity:        14.56%                               13.10%

     o   GAAP-based efficiency ratio:     54.38%                               55.03%

STRATEGIC PERSPECTIVE

         "Southwest Bancorp, Inc. ("Southwest") maintains an intense focus on specific performance goals designed to increase shareholder value. These goals include annual growth in diluted EPS and assets of 10% and geographic market share growth and expansion," said Rick Green, President and Chief Executive Officer. "Southwest's year-to-date earnings growth is primarily the result of substantial loan growth, increases in net interest and noninterest income, and improved efficiency. We are continuing to focus on increasing net interest income by prudent loan growth coupled with careful management of interest margins and funding."

         "In the first nine months of 2003, Southwest achieved net income of $11.0 million and increased earnings per share by 10% over the same period of last year, despite a disappointing third quarter. The third quarter ended a streak of five consecutive quarters of record earnings, and brought an increase in nonperforming assets. We are acting aggressively to resolve those problem credits."

         "During 2002, Southwest made strategic moves into two important markets
- Dallas, Texas and Wichita, Kansas. These offices are capitalizing on our strengths in serving medical, professional and small business customers. We are pleased with our continuing significant loan growth in Dallas and Wichita. Our experience there demonstrates our ability to select new markets and to successfully implement our business plan in them."

         "We continue to market and find acceptance for our "Business Mail Processing" and "Document Imaging" services, especially in our metropolitan markets. These products are contributing to our success in gaining noninterest-bearing demand deposits and should continue to help differentiate Southwest from other financial services companies."

         "We have received approvals of our application to create a federal savings bank in Wichita, Kansas. We plan to open SNB Bank of Wichita on the site of our loan production office during the fourth quarter of 2003."

         "In the second quarter of 2003, Southwest issued $20.0 million in trust preferred securities through a newly formed subsidiary trust, OKSB Statutory Trust I, in a private placement of pooled trust preferred securities. The trust preferred securities are disclosed on the Statement of Financial Condition as "Long-term Debt" and bear a variable rate of interest, which will be adjusted quarterly and is tied to three-month Libor. The majority of the proceeds of the private placement were contributed to Stillwater National; $6.0 million of the remaining proceeds will be contributed to SNB Bank of Wichita upon organization. On October 14, 2003, Southwest issued an additional $25.0 million of 30-year variable rate trust preferred securities in a private placement. Proceeds from the October issuance are expected to be used to retire the $25.0 million in 9.30% fixed rate trust preferred securities issued in 1997, which became subject to redemption in the third quarter of 2002. Although such a refinancing would result in a charge to expense of approximately $650,000, net of tax benefit, during the fourth quarter, management estimates that the refinancing would have a net positive effect on net income within twelve months from issuance and thereafter. Whether or not Southwest redeems the 1997 trust preferred securities during 2003 depends upon a number of factors, including the currently unsettled accounting and regulatory capital rules relating to trust preferred securities."

         "At September 30, 2003, Southwest had total assets of $1.5 billion, loans of $1.3 billion, and deposits of $1.2 billion. At that date, the allowance for loan losses was $14.6 million, or 1.14% of total loans, compared to $13.9 million, or 1.10% of total loans, at June 30, 2003. At September 30, 2003, regulatory capital ratios for Southwest and Stillwater National exceeded regulatory requirements for a well-capitalized institution."

ADDITIONAL FINANCIAL INFORMATION

         Net income for the first nine months of 2003 was $11.0 million, up $1.0 million, or 10%, from the first nine months of 2002. Diluted earnings per share for the first nine months of 2003 was $0.90, up 10% from the first nine months of 2002.

         Net interest income increased 19% from the first nine months of 2002. Non-interest income for the first nine months of 2003 represented 21% of total revenues.

         The provision for loan losses of $6.4 million increased $2.4 million, or 57%, over the first nine months of 2002. Noninterest expense of $28.1 million increased $3.7 million, or 15%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses.

         Net income for the third quarter of 2003 was $3.4 million (a $26,000, or 1%, decrease from the third quarter of 2002). Diluted earnings per share of $0.28 for the third quarter of 2003 were the same as for the third quarter of 2002.

         Net interest income increased 24% from the third quarter of last year. Non-interest income for the quarter represented 21% of total revenues.

         The provision for loan losses of $2.7 million increased $1.2 million, or 74%, over the 2002 third quarter. (See "Additional Financial Information - Allowance for Loan Losses and Nonperforming Loans.") Noninterest expense of $9.9 million increased $1.5 million, or 18%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses. The efficiency ratio of 55.03% represented an improvement of 101 basis points from the third quarter of 2002. Southwest's efficiency ratio is based directly on financial statement amounts.

FINANCIAL CONDITION

         At September 30, 2003, total assets were $1.5 billion, a $190.0 million increase from the end of 2002 and a $241.2 million increase from September 30, 2002. Total portfolio loans (loans other than those held for sale) at September 30, 2003 were $1.3 billion, up $187.6 million, or 17%, from year-end 2002 and up $239.6 million, or 23%, from September 30,

2002, primarily as a result of growth in commercial and construction lending, as well as government-guaranteed student loans.

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING LOANS

         During the third quarter, Stillwater National discovered that certain financial and collateral information for a single commercial credit appeared to have been falsified, and promptly took action to mitigate its losses. The decrease in quarter-to-quarter net income resulted from the additional provision for loan losses necessary to restore the allowance for loan losses following a $1.0 million charge-off relating to this credit. The outstanding balance of this credit was $2.3 million, after charge-off, and is classified as nonaccrual. Approximately $1.6 million of this balance is guaranteed by an agency of the United States Government. Management anticipates complete resolution of the credit during the next several months.

         Rick Green, President and Chief Executive Officer of Stillwater National and Southwest said, "Although we are extremely disappointed by this turn of events, we have taken control of the good collateral, and are working diligently with legal counsel and interested parties to resolve this credit. We are glad that our detection of the problem and prompt action appears to have prevented additional losses not only to us, but also to the government and to other banks that were in the process of lending additional funds to this borrower. We also are pleased that our earnings performance for the first nine months of 2003 has been strong enough to produce a 10% increase in net income over the first nine months of 2002."

         Nonaccrual loans totaled $17.0 million at September 30, 2003, compared to $10.3 million at June 30, 2003. This $6.7 million increase is primarily the result of the credit described above and the third quarter classification of a $5.0 million commercial credit as nonaccrual. This other credit, which has been closely monitored since late 2002, is expected to be resolved during the next several months. In addition, management anticipates that several other large problem credits that were classified as nonaccrual at June 30, 2003 and September 30, 2003, will be resolved during the fourth quarter of 2003 or in early 2004. Total nonperforming loans of $19.2 million increased $6.3 million, or 49%, from year-end 2002, and represented 1.50% of loans, compared to 1.17% of loans at year-end 2002. At September 30, 2003, $2.6 million, or 14%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

         Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans."

         The allowance for loan losses of $14.6 million increased $2.7 million, or 23%, from year-end 2002. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. That methodology is designed to estimate inherent losses on total loans in the portfolio, including inherent losses on nonperforming loans.

SECURITIES

         Southwest's common stock is traded on the Nasdaq National Market under the symbol OKSB. Trust preferred securities of Southwest's subsidiary, SBI Capital Trust, trade on the Nasdaq National market under the symbol OKSBO. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., Merrill Lynch, RBC Dain Rauscher, Inc., Schwab Capital Markets, Morgan Stanley & Company, Sandler O'Neill & Partners and FTN Financial Securities Corp.

SOUTHWEST BANCORP AND SUBSIDIARIES

         Southwest Bancorp, Inc. and the Stillwater National Bank and Trust Company are independent, Oklahoma institutions, and are not controlled by out of state organizations or individuals. Southwest has established and pursued a strategy of independent operation for the benefit of all of its shareholders, and has capitalized on its position as an Oklahoma operated banking organization to increase its banking business.

         Southwest is the financial holding company for Stillwater National Bank and Trust Company, Business Consulting Group, Inc., and Healthcare Strategic Support, Inc. Southwest expects to open its new subsidiary, SNB Bank of Wichita, in November 2003.

         A substantial portion of Southwest's current business and focus for the future are services for local businesses, their primary employees, and other managers and professionals. Southwest seeks to be the premier financial company for its selected markets. Information regarding Southwest can be retrieved via the Internet, at www.oksb.com. Southwest and Stillwater National offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, and Frisco, Texas; loan production offices in Wichita, Kansas and on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; a marketing presence in the Student Union at Oklahoma State University-Stillwater; and on the Internet. Information regarding products and services of Stillwater National, including SNB DirectBanker(R), its online banking product, can be retrieved via the Internet, at www.oksb.com. Stillwater National's web site and online banking technology are frequently updated in response to the changing needs of Stillwater National's large base of Internet banking customers.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

                                                                            September 30,   December 31,
                                                                                2003            2002
                                                                            ---------------  ----------
ASSETS:
Cash and cash equivalents                                                    $    29,441    $    34,847
Investment securities:
     Held to maturity, fair value $16,829 (2003) and $32,000 (2002)               16,456         31,154
     Available for sale, amortized cost $170,444 (2003) and $145,141 (2002)      171,196        148,476
     Federal Reserve Bank and Federal Home Loan Bank Stock, at cost               11,191          9,059
Loans held for sale                                                                6,061         10,638
Loans receivable, net of allowance for loan losses
     of $14,625 (2003) and $11,888 (2002)                                      1,263,482      1,078,586
Accrued interest receivable                                                        9,953          9,283
Premises and equipment, net                                                       20,179         20,202
Other assets                                                                      11,771          7,523
                                                                             -----------    -----------
            Total assets                                                     $ 1,539,730    $ 1,349,768
                                                                             ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
     Noninterest-bearing demand                                              $   160,795    $   135,945
     Interest-bearing demand                                                      53,771         50,162
     Money market accounts                                                       363,643        258,712
     Savings accounts                                                              7,067          5,700
     Time deposits of $100,000 or more                                           375,541        309,205
     Other time deposits                                                         243,560        262,033
                                                                             -----------    -----------
         Total deposits                                                        1,204,377      1,021,757
Accrued interest payable                                                           3,085          4,486
Other liabilities                                                                  5,459          2,858
Other borrowings                                                                 176,102        199,282
Long-term debt                                                                    45,013         25,013
                                                                             -----------    -----------
            Total liabilities                                                  1,434,036      1,253,396
Shareholders' equity:
     Common stock - $1 par value; 20,000,000 shares authorized; 12,243,042
         shares issued and outstanding                                            12,243         12,243
     Capital surplus                                                               6,460          6,196
     Retained earnings                                                            89,481         80,724
     Accumulated other comprehensive income (loss)                                   451          2,201
     Treasury stock, at cost; 401,354 (2003) and 696,284 (2002) shares            (2,941)        (4,992)
                                                                             -----------    -----------
            Total shareholders' equity                                           105,694         96,372
                                                                             -----------    -----------
            Total liabilities & shareholders' equity                         $ 1,539,730    $ 1,349,768
                                                                             ===========    ===========

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

                                               For the three months      For the nine months
                                                ended September 30,      ended September 30,
                                                2003         2002         2003        2002
                                                ----         ----         ----        ----
Interest income:
     Interest and fees on loans               $ 19,250    $ 16,310      $ 56,271   $ 48,733
     Investment securities                       1,925       2,799         6,010      8,699
     Other interest-bearing assets                   1          29             7         40
                                              --------    --------      --------   --------
         Total interest income                  21,176      19,138        62,288     57,472

Interest expense:
     Interest-bearing deposits                   4,983       5,962        15,752     17,866
     Other borrowings                            1,174       1,133         3,722      3,636
     Long-term debt                                792         582         1,969      1,745
                                              --------    --------      --------   --------
         Total interest expense                  6,949       7,677        21,443     23,247
                                              --------    --------      --------   --------

Net interest income                             14,227      11,461        40,845     34,225

Provision for loan losses                        2,726       1,570         6,448      4,095

Other income:
     Service charges and fees                    2,442       2,104         6,918      5,881
     Other noninterest income                      165         249           707        724
     Gain on sales of loans receivable           1,158         927         3,157      2,126
     Gain on sales of investment securities          1         228            28        231
                                              --------    --------      --------   --------
         Total other income                      3,766       3,508        10,810      8,962

Other expenses:
     Salaries and employee benefits              5,200       4,493        14,433     12,591
     Occupancy                                   2,078       1,779         5,938      5,229
     FDIC and other insurance                       90          74           246        212
     Other real estate                              (2)          2           168        (19)
     General and administrative                  2,535       2,041         7,303      6,333
                                              --------    --------      --------   --------
         Total other expenses                    9,901       8,389        28,088     24,346
                                              --------    --------      --------   --------
Income before taxes                              5,366       5,010        17,119     14,746
     Taxes on income                             1,943       1,561         6,150      4,816
                                              --------    --------      --------   --------
Net income                                    $  3,423    $  3,449      $ 10,969   $  9,930
                                              ========    ========      ========   ========

SOUTHWEST BANCORP, INC.
AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                                        For the three months ended
                                                                           September 30, 2003
                                                            ------------------------------------------------
                                                                                 Interest
                                                                Average          Income/          Average
                                                                Balance          Expense         Yield/Rate
                                                            -------------------------------------------------
 ASSETS:
       Loans receivable                                          $1,296,519        $19,250          5.89%
       Investment securities                                        195,266          1,925          3.91
       Other interest-earning assets                                    671              1          0.59
                                                            ----------------   ------------   -----------
           Total interest-earning assets                          1,492,456         21,176          5.63
       Noninterest-earning assets                                    49,063
                                                            ----------------
           Total assets                                          $1,541,519
                                                            ================
 LIABILITIES AND SHAREHOLDERS' EQUITY:
       Interest-bearing demand                                   $   56,698        $    86          0.60%
       Money market accounts                                        363,918          1,323          1.44
       Savings accounts                                               6,783              5          0.29
       Time deposits                                                615,945          3,569          2.30
                                                            ----------------   ------------   -----------
           Total interest-bearing deposits                        1,043,344          4,983          1.89
       Other borrowings                                             189,150          1,174          2.46
       Long-term debt                                                45,013            792          7.04
                                                            ----------------   ------------   -----------
           Total interest-bearing liabilities                     1,277,507          6,949          2.16
                                                                               ------------   -----------
       Noninterest-bearing demand                                   146,526
       Other noninterest-bearing liabilities                         13,780
       Shareholders' equity                                         103,706
                                                            ----------------
           Total liabilities and shareholders' equity            $1,541,519
                                                            ================
       Net interest income                                                         $14,227
                                                                               ============
       Interest rate spread                                                                         3.47%
                                                                                              ===========
       Net interest margin (1)                                                                      3.78%
                                                                                              ===========
       Ratio of average interest-earning assets
           to average interest-bearing liabilities                  116.83%
                                                            ================
       Net interest income and margin
           (tax-equivalent basis) (2)                                              $14,331          3.81%
                                                                               ============   ===========
                                                                      For the nine months ended
                                                                          September 30, 2003
                                                             -------------------------------------------
                                                                                Interest
                                                                Average          Income/         Average
                                                                Balance          Expense          Yield
                                                             -------------------------------------------
 ASSETS:
       Loans receivable                                          $1,252,591        $56,271         6.01%
       Investment securities                                        188,423          6,010         4.26
       Other interest-earning assets                                  1,022              7         0.92
                                                           -----------------  -------------  -----------
           Total interest-earning assets                          1,442,036         62,288         5.78
       Noninterest-earning assets                                    49,770
                                                           -----------------
           Total assets                                          $1,491,806
                                                           =================
 LIABILITIES AND SHAREHOLDERS' EQUITY:
       Interest-bearing demand                                   $   56,537        $   282         0.67%
       Money market accounts                                        315,199          3,870         1.64
       Savings accounts                                               6,427             12         0.25
       Time deposits                                                625,985         11,588         2.47
                                                           -----------------  -------------  -----------
           Total interest-bearing deposits                        1,004,148         15,752         2.10
       Short-term borrowings                                        205,307          3,722         2.42
       Long-term debt                                                32,119          1,969         8.17
                                                           -----------------  -------------  -----------
           Total interest-bearing liabilities                     1,241,574         21,443         2.31
                                                                              -------------  -----------
       Noninterest-bearing demand                                   134,335
       Other noninterest-bearing liabilities                         15,156
       Shareholders' equity                                         100,741
                                                           -----------------
           Total liabilities and shareholders' equity            $1,491,806
                                                           =================
       Net interest income                                                         $40,845
                                                                              =============
       Interest rate spread                                                                        3.47%
                                                                                             ===========
       Net interest margin (1)                                                                     3.79%
                                                                                             ===========
       Ratio of average interest-earning assets
           to average interest-bearing liabilities                   116.15%
                                                           =================
       Net interest income and margin
           (tax-equivalent basis) (2)                                              $41,260         3.83%
                                                                             =============  ============

(1) The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)


                                                                For the three months                   For the nine months
                                                                 ended September 30,                   ended September 30,
                                                               2003               2002              2003                 2002
------------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
------------------------------------------------------------------------------------------------------------------------------------
      Basic Earnings                                           $     0.30         $     0.30        $     0.93           $     0.87
      Diluted Earnings                                               0.28               0.28              0.90                 0.82
      Dividends declared                                             0.06               0.06              0.19                 0.17
      Book value (at period end)                                     8.93               8.10              8.93                 8.10

------------------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
------------------------------------------------------------------------------------------------------------------------------------
      Basic                                                    11,839,891         11,548,214        11,762,996           11,473,274
      Diluted                                                  12,398,000         12,157,716        12,247,042           12,037,608

------------------------------------------------------------------------------------------------------------------------------------
 KEY RATIOS:
------------------------------------------------------------------------------------------------------------------------------------
      Return on average assets                                       0.88%              1.06%             0.98%                1.05%
      Return on average total shareholders' equity                  13.10%             14.90%            14.56%               15.02%
      Efficiency ratio                                              55.03%             56.04%            54.38%               56.37%

------------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS AS OF PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
      Leverage ratio                                                                                      9.27%                8.95%
      Tier I capital ratio                                                                               11.07%               10.71%
      Total capital ratio                                                                                13.01%               11.82%
      Tier I capital                                                                                $  140,130           $  115,851
      Total capital                                                                                    164,699              127,907
      Total risk adjusted assets                                                                     1,265,517            1,082,131

------------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AS OF PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
      Real estate mortgage:
          Commercial                                                                                $  400,859           $  359,834
          One-to-four family residential                                                                83,280              100,185
      Real estate construction                                                                         212,872              127,385
      Commercial                                                                                       375,807              321,521
      Installment and consumer:
          Government-guaranteed student loans                                                          186,735              109,613
          Other                                                                                         24,615               27,305
                                                                                                 --------------    -----------------
              Total loans, including loans held for sale                                            $1,284,168           $1,045,843
      Less:  Allowance for loan losses                                                                 (14,625)             (12,056)
                                                                                                 --------------    -----------------
              Total loans, net                                                                      $1,269,543           $1,033,787
                                                                                                 ==============    =================

 SOUTHWEST BANCORP, INC.
 UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS (CONTINUED)
 (Dollars in thousands, except per share data)


                                                                                              For the nine months
                                                                                              ended September 30,
                                                                                          2003                  2002
-------------------------------------------------------------------------------------------------------------------------
 ASSET QUALITY AS OF PERIOD END:
-------------------------------------------------------------------------------------------------------------------------

      Nonaccrual loans (1)                                                                 $ 16,950             $  6,642
      Restructured loans                                                                          -                    -
      90 day past due and accruing (2)                                                        2,293                2,451
                                                                                        ------------    -----------------
          Total nonperforming loans (3)                                                    $ 19,243             $  9,093
                                                                                        ============    =================
      Other real estate owned                                                              $    482             $    757
      Allowance for loan losses as a percentage of total loans                                 1.14%                1.15%
      Allowance for loan losses as a percentage of nonperforming loans                        76.00%              132.59%
      Nonperforming loans as a percentage of total loans                                       1.50%                0.87%
      Nonperforming assets as a percentage of total loans and other real estate                1.54%                0.94%

      Total charge-offs                                                                    $  4,089             $  3,782
      Total recoveries                                                                          378                  251
                                                                                        ------------    -----------------
          Net charge-offs                                                                  $  3,711             $  3,531
                                                                                        ============    =================
      Net charge-offs (annualized) as a percentage of average loans                            0.40%                0.48%

-------------------------------------------------------------------------------------------------------------------------
 OTHER MISCELLANEOUS INFORMATION AS OF PERIOD END:
-------------------------------------------------------------------------------------------------------------------------
      Goodwill                                                                             $    194             $    194
      Mortgage Servicing Rights                                                               1,112                  820
      Non-mortgage Servicing Rights                                                              92                   77
                                                                                        ------------    -----------------
          Total Intangible Assets                                                          $  1,398             $  1,091
                                                                                        ============    =================

      1-4 family mortgage loans serviced for others                                        $124,310             $106,394
      Intangible amortization expense                                                           322                  139

      FTE employees (at period end)                                                             340                  322
      Number of ATMs                                                                            334                  296
      Number of branches                                                                          8                    6


(1) The government-guaranteed portion of loans included in these totals were $2.6 million (2003) and $970,000 (2002).

(2)  The government-guaranteed portion of loans included in these totals were $0
     (2003) and $119,000 (2002).

(3) The government-guaranteed portion of loans included in these totals were $2.6 million (2003) and $1.1 million (2002).